UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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GOLDEN PHOENIX MINERALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following is a press release issued on August 2, 2007 by Golden Phoenix Minerals, Inc. (the “Company”) to the Company’s shareholders to announce the Company’s Annual Shareholders’ Meeting.

[GOLDEN PHOENIX MINERALS, INC. LETTERHEAD]
     On August 2, 2007, Golden Phoenix Minerals, Inc. issued the following press release:
SPARKS, NV, August 2, 2007 — Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM — News), is pleased to announce its Annual Shareholders’ Meeting will be held at 10:00 AM on September 8, 2007 at the Nugget Hotel Resort located at 1100 Nugget Avenue in Sparks, Nevada. A guided tour of the Ashdown mine has been separately scheduled for all interested shareholders on September 9, 2007.
Shareholders will be receiving a proxy statement and proxy in the mail shortly after its anticipated mailing on July 31, 2007. A definitive proxy statement and proxy are also publicly available free at www.sec.gov.
The Annual Shareholders’ Meeting date coincides with the Las Vegas Hard Assets Conference, September 10 and 11, allowing shareholders to attend both events if they choose. Golden Phoenix President Robert Martin said that “it is very important for all of our shareholders to return their proxies in time to be voted at the meeting, or to attend the meeting and to vote in person.”
Mr. Martin stressed that he, and other Golden Phoenix officers and directors, “look forward to meeting and interacting with shareholders who attend the meeting.”
The Company is also pleased to announce a half-day tour of the Ashdown Project LLC’s molybdenum mine-and-mill operation has been scheduled for Sunday, September 9, 2007. The tour will begin at 10:00 A.M. at the Ashdown property, which is located near Denio, Nevada. Participants will visit the surface operations at the mine and be guided through the flotation mill. The tour will conclude with lunch on-site and a chance to meet with many of the employees and managers, before concluding around 2:00 P.M. Those interested in participating must register by August 24th, 2007.
To register for the mine tour or receive hotel information for the Annual Meeting in Reno, please contact Sara Warren at (775) 853-4919 or by email at swarren@golden-phoenix.com. A fact sheet with driving directions and hotel recommendations is available. Tour participants will be responsible to provide their own transportation to and from the mine.
Additional Information About The Meeting And Where To Find It.
     The Company has filed a definitive proxy statement and proxy with the Securities and Exchange Commission (“SEC”) and shareholders are urged to read the proxy statement carefully when it is received in the mail. Shareholders may access these materials for free at the SEC’s web site, www.sec.gov and may receive these materials free of charge by directing a request to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018, (212) 587-3005; (212) 587-3006 (FAX).
     Golden Phoenix, and its directors and executive officers, and Regan & Associates, Inc., our proxy solicitors, may be deemed participants in the solicitation of proxies in connection with the Annual Shareholders’ Meeting. Information regarding the special interests of our directors, executive officers and proxy solicitors in the matters to be voted upon at the meeting are included in the proxy statement referred to above. This document is available free of charge at the SEC’s web site (www.sec.gov) and from Regan & Associates, Inc. at the address set forth above.
Please visit the Golden Phoenix website at http://www.Golden-Phoenix.com/
Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to deliver value to its shareholders by acquiring, developing and mining superior precious and strategic metal deposits in North America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix owns the Mineral Ridge gold and silver property near Silver Peak, Nevada, the Northern Champion molybdenum mine in Ontario, Canada, and is manager/operator and majority owner of the Ashdown Project LLC gold and molybdenum property held jointly by Golden Phoenix Minerals, Inc. and Win-Eldrich Mines, Ltd. of Toronto, Canada through its US subsidiary, Win-Eldrich Gold, Inc.
CONTACT:
Golden Phoenix Minerals, Inc.
   Robert Martin
President
775/853-4919
E & E Communications
Paul Knopick
949/707-5365
pknopick@eandecommunications.com

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